Exhibit 99.1

Vishay Intertechnology Advances Its Executive Transition Plan

Malvern, PA, July 18, 2022 – Vishay Intertechnology, Inc., (NYSE: VSH), one of the world's largest manufacturers of discrete semiconductors and passive electronic components, announced that, as part of the Board of Directors’ executive transition plan, three executive officers will leave the Company effective December 31, 2022 and two new executive officers have been appointed, effective January 1, 2023. In addition, the Board’s independent Compensation Committee has approved employment agreements for the executive management team that include changes to the executive compensation programs.

Johan Vandoorn, Executive Vice President – Chief Technical Officer; Clarence Tse, Executive Vice President and Business Head Semiconductors; and, David Valletta, Executive Vice President – Global Sales will leave the Company on December 31, 2022.  Mr. Tse’s responsibilities will be absorbed by Jeff Webster, who was previously appointed by the Board of Directors to the newly created position of Chief Operating Officer effective January 1, 2023.  The Company  intends to evaluate internal and external candidates to fill the position of Executive Vice President – Global Sales and has engaged a global executive search firm to assist it in this effort.

Effective January 1, 2023, Roy Shoshani is promoted to the position of Executive Vice President – Chief Technical Officer (succeeding Mr. Vandoorn) and Peter Henrici is promoted to the position of Executive Vice President – Corporate Communications, a newly created role, while continuing to serve as Corporate Secretary.  Both Messrs. Shoshani and Henrici will report to Joel Smejkal, who was previously appointed by the Board to succeed Dr. Gerald Paul as President and Chief Executive Officer effective January 1, 2023.

“On behalf of the Board, I would like to express my deep appreciation to Johan, Clarence and David for their long-standing service, their contributions to Vishay’s success and dedication to the Company’s  operational excellence,” said Marc Zandman, Executive Chair of the Board.

“Following the Board’s appointments of Joel to succeed Dr. Paul as President and CEO, and Jeff to the newly created position of Chief Operating Officer, the planned changes in the executive management team announced today are intended to further evolve Vishay’s strategic priorities and orient the Company for growth, leveraging our solid cash flow generation, sound operational capabilities and broad product portfolio,” added Mr.  Zandman.  “As part of our executive transition process, the Compensation Committee also determined that it was the right time to strengthen the equity component of Vishay’s executive compensation incentive programs. In addition, Joel, in his position as Chief Executive Officer, will be required to own at least three times his base salary in aggregate market value of shares of Vishay stock. Our intention in making these changes is to ensure alignment of Vishay’s executive management team with stockholder interests and the executive compensation program with market practices.”

Mr. Shoshani has held various positions of increasing responsibility since joining Vishay in 2004, including Vice President Integrated Circuits Division, Vice President R&D – Semiconductors, and Deputy to the Chief Technical Officer, his current position.

Mr. Henrici has held various positions in marketing communications, investor relations, and corporate treasury since joining Vishay in 1998. He has been responsible for corporate communications since 2006 and was appointed Corporate Secretary in 2012.

About Vishay

Vishay manufactures one of the world’s largest portfolios of discrete semiconductors and passive electronic components that are essential to innovative designs in the automotive, industrial, computing, consumer, telecommunications, military, aerospace, and medical markets. Serving customers worldwide, Vishay is The DNA of tech.™ Vishay Intertechnology, Inc. is a Fortune 1,000 Company listed on the NYSE (VSH). More on Vishay at  www.Vishay.com.

Statements contained herein that relate to the Company's executive leadership, succession planning, executive compensation programs and strategic priorities are forward-looking statements within the safe harbor provisions of Private Securities Litigation Reform Act of 1995. Words such as "will be," "will," "plan," “assume,” "intend," or other similar words or expressions often identify forward-looking statements. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions, many of which are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results, performance, or achievements may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions; manufacturing or supply chain interruptions or changes in customer demand because of COVID-19 or otherwise; delays or difficulties in implementing our cost reduction strategies; delays or difficulties in expanding our manufacturing capacities; an inability to attract and retain highly qualified personnel; changes in foreign currency exchange rates; uncertainty related to the effects of changes in foreign currency exchange rates; competition and technological changes in our industries; difficulties in new product development; difficulties in identifying suitable acquisition candidates, consummating a transaction on terms which we consider acceptable, and integration and performance of acquired businesses; changes in U.S. and foreign trade regulations and tariffs, and uncertainty regarding the same; changes in applicable domestic and foreign tax regulations, and uncertainty regarding the same; changes in applicable accounting standards and other factors affecting our operations that are set forth in our filings with the Securities and Exchange Commission, including our annual reports on Form 10-K and our quarterly reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
Vishay Intertechnology, Inc.
Peter Henrici
Senior Vice President, Corporate Communications
+1-610-644-1300